Exhibit 99.1

KalVista Pharmaceuticals Announces Appointment of Benjamin L. Palleiko as Chief Executive Officer

– Planned transition reflects evolution to commercial company with sebetralstat for HAE –

– NDA filing remains on track for H1 2024; Europe and Japan filings H2 2024 –

Cambridge, MA and Salisbury, England, March 7, 2024 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of oral, small molecule protease inhibitors, today announced that Benjamin L. Palleiko, the Company’s current President, CBO and CFO, has been appointed as Chief Executive Officer and a director of the Company, effective immediately. In conjunction, Andrew Crockett has submitted his resignation as CEO and a director of the Company. This appointment is the result of a planned transition as KalVista prepares to become a commercial entity following the success of the KONFIDENT Phase 3 trial for its program sebetralstat as the first potential oral, on-demand therapy for hereditary angioedema (HAE), with a planned US NDA filing in the first half of this year.

“I welcome Ben to the CEO role at this critical time in KalVista’s development. His long tenure with the Company positions us for continued success and allows us to make this seamless transition,” said Brian J.G. Pereira, MD, Chairman of the KalVista Board of Directors. “We also thank Andy for his service to the Company over the years. We look forward to the Company’s continued growth as it prepares for the potential launch of the first new, on-demand therapy for HAE in almost a decade.”

“I am excited to take leadership of KalVista as we move to our next phase, evolving into a commercial organization,” said Ben Palleiko, Chief Executive Officer of KalVista. “I thank Andy for all his contributions to the Company since he co-founded it in 2011 and am grateful for his support over the years we have worked together. Our recent positive Phase 3 data and successful financing place us in a strong position to make this transition at this time. I look forward to continuing to advance our plans for sebetralstat on an accelerated timeline as we seek to launch it broadly for the benefit of people worldwide who are living with HAE.”

Ben Palleiko joined KalVista in 2016 as Chief Financial Officer and has been instrumental in supporting the growth and funding of the Company during its evolution from a UK-based private research entity to a multinational pre-commercial organization now preparing multiple regulatory approval filings for sebetralstat as the first oral, on-demand therapy for HAE. His more than 25 years of industry experience include a decade as an investment banker followed by senior executive roles at several private and public biotechnology companies. Prior to his business career, Ben served on active duty for seven years in the US Navy as a Naval Aviator flying carrier-based jet aircraft. He holds an MBA in Finance and MA in International Relations from the University of Chicago, and a BA in Quantitative Economics from Tufts University.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of oral, small molecule protease inhibitors for diseases with significant unmet need. KalVista disclosed positive phase 3 data for the KONFIDENT trial for its oral, on-demand therapy sebetralstat in February 2024. The Company anticipates submitting a new drug application to the U.S. FDA for sebetralstat in the first half of 2024 and expects to file for approval in Europe and Japan later in 2024. In addition, KalVista’s oral Factor XIIa inhibitor program represents a new generation of therapies that may further improve the treatment for people living with HAE and other diseases.

For more information about KalVista, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, timing or outcomes of communications with the FDA, our expectations about safety and efficacy of our product candidates and timing of clinical trials and their results, our ability to obtain regulatory approvals for sebetralstat and other candidates in development, the success of any efforts to commercialize sebetralstat, the ability of sebetralstat and other candidates in development to treat HAE or other diseases, and the future progress and potential success of our oral Factor XIIa program. Further information on potential risk factors that could affect our business and financial results are detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended April 30, 2023, our quarterly reports on Form 10-Q, and our other reports that we may make from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Jarrod Aldom

Vice President, Corporate Communications

(201) 705-0254

jarrod.aldom@kalvista.com

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com